CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Post Effective Amendment No. 3 to Form S-1 (the "Registration Statement") of ChinaNet Online Holdings, Inc. (the "Company") of our report dated March 31, 2011, relating to the consolidated balance sheets of the Company, as of December 31, 2010 and 2009, and the related consolidated statements of income and comprehensive income, changes in equity and cash flows for each of the years in the two-year period ended December 31, 2010, appearing in the Prospectus, which is a part of such amendment.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/S/ Bernstein & Pinchuk LLP
New York, NY
May 11, 2011